Exhibit 23.1
Consent of Independent Auditors



The Board of Directors and Stockholders
World Airways Inc:

We consent to incorporation by reference in the registration statements (No. 333-13575, No. 333-14461 and No. 333-14457) on Form S-8 and registration statements (No. 333-14455, No. 333-39673 and No. 333-42681) on Form S-3 of World
Airways, Inc. of our report dated February 11, 2000, except as to Note 19 which is as of March 16, 2000, relating to the balance sheets of World Airways, Inc. as of December 31, 1999 and 1998, and the related statements of operations, changes in stockholders' deficiency, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on form 10-K of World Airways, Inc.

KPMG LLP



McLean, Virginia
March 29, 2000